Exhibit 10.3

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Notice of Performance Stock Unit Award

Pursuant to the Alimera Sciences, Inc. 2024 Equity Inducement Plan (the “Inducement Plan”), Alimera Sciences, Inc. (the “Company”) hereby grants you the following Performance Stock Units (“PSUs”), each representing the right to receive one share of the Company’s common stock (a  “Common Share”), subject to the terms and conditions set forth in this Notice of Performance Stock Unit Award (this “Award Notice”), in the Performance Stock Unit Agreement (the “Agreement”) and in the Inducement Plan, both of which are attached to, and made a part of, this Award Notice.

Name of Participant:	«Name»
Total Number of PSUs:	«TotalShares»
Date of Grant:	«DateGrant»
Vesting Schedule:

The PSUs subject to this Award will vest to the extent the Performance Goals (as defined below) are achieved, subject to your continued service as an Employee (“Service”) through the applicable vesting date.

Performance Period:	Three measurement years beginning January 1, 2024 and ending December 31, 2026

Performance Goals:

Common Shares covered by this PSU Award will become eligible to vest based upon the achievement of either one of the following performance criteria (the “Performance Goals”):

•

Revenue Target:  The PSUs will vest in three tranches, subject to the achievement of the following milestones, as determined by the Administrator following the completion of the Company’s audited financial statements for the applicable measurement year. Each tranche will vest if (a)  the Company’s audited revenue for the applicable measurement year equals or exceed that annual revenue target set forth below for the applicable year and (ii) the Adjusted EBITDA (as defined below) exceeds 20% of revenue in such year (the “Revenue Target”):

Measurement Year	Number of PSUs per Measurement Year	Revenue Target per Measurement Year
2024		$(___________)
2025		$(___________)
2026		$(___________)

If the Revenue Target is not satisfied for a measurement year, no PSUs will vest for that measurement year unless the PSUs for such year have previously vested as a result of satisfaction of the Stock Price Target Performance Goal (discussed below) during or prior to such measurement year. For the avoidance of doubt, if the Revenue Target Performance Goal is not met in one of the measurement years set forth above, the Common Shares subject to the PSUs for such measurement year shall not be eligible to vest in a later year as a result of subsequent Revenue Target Performance Goal being met.

“Adjusted EBITDA” means the Company’s earnings before interest expense, taxes and depreciation and amortization and further adjusted as reported in the Company’s financial statements as filed with the Securities and Exchange Commission.

•

Stock Price Target:  Notwithstanding the Revenue Target Performance Goal, the PSUs will vest in three tranches, subject to the achievement of the following milestones. For any measurement year, the applicable Common Shares subject to the PSUs will vest if the per share closing price of the Common Shares equals or exceeds the price in the table below for any 20 trading days within any 30-trading day period during the applicable measurement year (subject to adjustments in accordance with this Agreement and the Inducement Plan) (the “Stock Price Target”):

Measurement Year	Number of PSUs per Measurement Year	Closing Price of Share of Stock
2024		$(____)
2025		$(____)
2026		$(____)

If neither of the Performance Goals is satisfied for a measurement year, no PSUs will vest for that measurement year; however, if the Stock Price Target for a future year is achieved in a prior year, then the number of vested PSUs shall be accelerated to include the number of PSUs that would have vested in such future year.

Accelerated Vesting:

Subject to your timely execution and non-revocation of the Release (as such term is defined in your employment agreement), the vesting of any unvested PSUs may be accelerated in the following circumstances and to the following extent:

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100% of your unvested PSUs will vest for the measurement year in which a Change in Control occurs: (a) if the pro-rated annual revenue and Adjusted EBITDA as of the date of the Change in Control, annualized, would exceed the Revenue Target for the year in which the Change in Control occurs (i.e., the trajectory of the revenue for the year is on pace to exceed the Revenue Target in the year of the Change in Control as of the date of the Change in Control), as determined by the Administrator; or (b) if your Service is terminated by the Company (or its successor) without Cause or if you resign for Good Reason (as such terms are defined in your employment agreement), in each case, within three (3) months prior to the Change in Control, on the Change in Control, or within twelve (12) months after the Change in Control. For the avoidance of doubt, (x) PSUs that did not vest in a prior year because the applicable Revenue Target milestone was not satisfied or the Stock Price Target milestone was not satisfied shall not be subject to any acceleration of vesting and (y) PSUs that have not vested because the applicable measurement year has not yet occurred as of the Change in Control shall not be subject to any acceleration of vesting under the Revenue Target milestone; provided,  however, that, if the per-share closing price of the Common Shares equals or exceeds the Stock Price Target, disregarding the trading day requirement, for a future year upon the Change in Control, then the number of vested PSUs shall be accelerated to include the number of PSUs that would have vested in such future year.

•

in the event of a termination of your Service due to your Disability (as such term is defined in your employment agreement) or your death, then 100% of the then-unvested portion of the PSUs will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control.

This Award is granted to you in connection with your entry into employment with the Company and is an inducement material to your entry into employment within the meaning of Listing Rule 5635(c)(4). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Inducement Plan.

The Company may, in its sole discretion, deliver any documents relating to the Inducement Plan and this Award that the Company is required to deliver to you (including, without limitation, prospectuses, annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Inducement Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

You acknowledge that you have received and read this Award Notice, the Agreement, and the Inducement Plan. By electronically accepting this Award, you agree to all of the terms and conditions described in this Award Notice, the Agreement, and the Inducement Plan.

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Performance Stock Unit Agreement

Award of PSUs

Subject to all of the terms and conditions set forth in the Inducement Plan, the Award Notice, and this Agreement, the Company has granted you the number of PSUs specified in the Award Notice. All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Award Notice, or the Inducement Plan.

Company’s Obligations

Your PSUs are bookkeeping entries. Each PSU represents an unfunded and unsecured obligation of the Company to issue a Common Share on the Settlement Date (as set forth below), subject to the terms and conditions of this Agreement, the Award Notice and the Inducement Plan. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

Vesting

Subject to the next paragraph (Termination of Service), the PSUs vest in accordance with the vesting schedule set forth in the Award Notice.

In no event will any unvested PSUs vest after your Service has terminated for any reason unless expressly provided herein or in the Inducement Plan.

Termination of Service

If your Service terminates for any reason, your PSUs  will terminate to the extent that they have not vested on the date on which you cease to be a Service Provider (the “Termination Date”). Service during only a portion of a vesting period shall not entitle you to vest in a pro-rata portion of the PSUs.

For purposes of the PSUs, your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are a Service Provider or the terms of your employment or other Service agreement, if any) as of the Termination Date and will not be extended by any notice period (e.g., your Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are a Service Provider). The Administrator shall have exclusive discretion to determine when your Service terminates for all purposes of the PSUs (including when you are no longer considered to be providing Service while on leave of absence), subject to the other terms of this Agreement.

Leaves of Absence and Part-Time Work

For purposes of the PSUs, your Service does not terminate when you go on a military leave, a medical leave, or another bona fide leave of absence, if the leave was approved in writing by the Company or, if applicable, by a Parent, Subsidiary or Affiliate to which you are rendering Service (each, a “Service Recipient”, and collectively with the Company, the “Service Recipients”), and if continued crediting of Service is required by applicable law, the Service Recipient’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you return to active work immediately upon the end of such leave.

If you go on a leave of absence, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s part-time work policy, the terms of your agreement with the Company with respect to such part-time schedule, or so that the rate of vesting is commensurate with your reduced work schedule, as applicable, to the extent permitted by applicable law.

Settlement of PSUs

Vested PSUs will be settled in the form of Common Shares as soon as practicable on or following the end of each measurement year within the Performance Period. As soon as administratively practicable following the end of a measurement year, the Administrator will determine whether and to what extent the Performance Goals have been met for the measurement year and will certify the number of PSUs that vest for the measurement year, subject to your continued Service through such measurement year.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of the PSUs is intended to be exempt from the application of Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception. Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, neither the Service Recipient nor the Administrator shall have any liability to you if this Award fails to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing Common Shares.

Tax-Related Items

Regardless of any action the Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the PSUs, your participation in the Inducement Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Service Recipient. You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting, or settlement of the PSUs; and (2) does not commit to and is under no obligation to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Neither the Service Recipient nor the Administrator shall have any liability to you if the PSUs fail to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Service Recipient may be required to withhold or account for Tax-Related Items in each such jurisdiction.

Withholding Taxes

No Common Shares will be issued to you in settlement of your vested PSUs unless you make arrangements acceptable to the Service Recipient to pay any Tax-Related Items that the Service Recipient determines must be paid. These arrangements include withholding the amount of the withholding taxes from your wages. With the Company’s consent, these arrangements may also include (a) withholding Common Shares that otherwise would be issued to you when your PSUs are settled with a value equal to your withholding obligation, (b) surrendering Common Shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation to the extent permitted under applicable law. The withheld or surrendered Common Shares will be valued at their Fair Market Value as of the date when taxes otherwise would have been withheld in cash, and will be applied to the Tax-Related Items.

Restrictions on Issuance / Compliance with Law

Notwithstanding any other provision in the Inducement Plan or this Agreement, the Company shall not be required to issue any Common Shares to you in settlement of your vested PSUs if the issuance of the Common Shares at that time would violate any applicable law or regulation, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares, as determined by the Administrator.

Transfer of PSUs

No PSUs may be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by  will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any PSUs in violation of this Agreement will be invalid. In the event of your death, any Common Shares distributable in settlement of vested PSUs will be delivered, at the time specified in this Agreement, to your beneficiary if you had previously filed a written beneficiary designation with the Service Recipient (as set forth in the Inducement Plan) and if such beneficiary designation is valid under applicable law; provided, however, that your beneficiary or a representative of your estate (if no beneficiary designation exists or is valid) acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Inducement Plan as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest (if any) in the PSUs.

Further Acknowledgements

By accepting the PSUs, you acknowledge, understand and agree that: (a) the grant of the PSUs is exceptional, voluntary and intended as an employment inducement award as set forth in the Award Notice; (b) this Agreement does not alter the at-will nature of your Service relationship; (c) this Agreement does not interfere with the ability of the Company to terminate your status as an Employee or other Service Provider; and (d) no claim or entitlement to compensation or damages shall arise from forfeiture of any PSUs resulting from the termination of your Service.

Adjustments

In the event of a stock split, a stock dividend, or a similar change in Company stock, the number of your PSUs will be adjusted pursuant to the Inducement Plan. In addition, the Administrator shall have discretion to modify the Performance Goals or performance results to reflect significant transactions (such as acquisitions, divestitures, or newly formed joint ventures) or other unusual items if such events occur following the Date of Grant.

Effect of a Change in Control Transaction	In the event of a Change in Control transaction, your PSUs will be subject to the provisions of Article 9.3 of the Inducement Plan.
Recoupment Policy	This Award, and the Common Shares acquired upon settlement of this Award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
No Advice Regarding Award

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Inducement Plan. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Inducement Plan before taking any action related to the PSUs.

Governing Law; Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you and the Company hereby submit and consent to the sole and exclusive jurisdiction of the courts of the State of Georgia, or the federal courts for Fulton County, Georgia, and no other courts, regardless of where this Award was made.

Severability

The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of a breach of any provision of this Agreement or the Inducement Plan shall not operate or be construed as a waiver of any other provision of this Agreement or the Inducement Plan, or of any subsequent breach by you or any other Participant.

Notices

Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as you may subsequently furnish to the Company in writing.

The Inducement Plan and Other Agreements

The text of the Inducement Plan is incorporated in this Agreement by reference.

The Inducement Plan, this Agreement and the Award Notice constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded hereby. Except to the extent permitted under the Inducement Plan, this Agreement may be amended only by another written agreement executed by you and the Company.

BY ELECTRONICALLY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT, IN THE AWARD NOTICE, AND IN THE INDUCEMENT PLAN.